Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla CRT
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	763-354-1800	612-455-1754

Arctic Cat Reports Fiscal 2014 Results

Fourth-quarter net sales rose 28 percent to $145.4 million, fueled by strong sales of the new Wildcat Trail;

Fourth-quarter net loss improved to $0.12 per diluted share;

Full-year diluted EPS was $2.90 on increased net sales of $730.5 million;

Company provides fiscal 2015 outlook

MINNEAPOLIS, May 15, 2014 – Arctic Cat Inc. (NASDAQ: ACAT) today reported an improved net loss of $1.5 million, or a loss of $0.12 per diluted share, on a 28 percent net sales increase to $145.4 million in the fiscal fourth quarter ended March 31, 2014. In the prior-year fourth quarter, Arctic Cat reported a net loss of $5.1 million, or a loss of $0.38 per diluted share, on net sales of $113.2 million.

Commented Arctic Cat’s chairman and chief executive officer Claude Jordan: “The business posted strong double-digit sales gains on increased sales across all product lines and improved bottom-line results. We were pleased with the demand for our new Wildcat Trail side-by-side, as well as the Wildcat X. Our priorities remain to further advance our growth strategy through new product introductions and international expansion, while enhancing our operating efficiency.”

Among the highlights of Arctic Cat’s fiscal 2014 fourth-quarter and full-year financial results compared with the prior-year periods:

•	Net sales grew approximately 28 percent for the quarter, led by contributions from the new Wildcat™ Trail and Wildcat™ X side-by-sides.

•	Gross profit margin improved to13.8 percent compared to 12.0 percent in the prior-year quarter due to higher volumes.

•	Operating expenses were nearly flat at $22.7 million versus $22.4 million. The company continued to increase investment in research and development, which was up 7 percent in the fourth quarter and 16 percent for the full year, to ensure a strong pipeline of new products and technologies, while maintaining strict cost controls.

•	Operating loss improved to $2.6 million versus a loss of $8.8 million in the year-ago quarter.

Arctic Cat Reports Fiscal 2014 Fourth Quarter Results – Page 2

•	At fourth-quarter end, cash and short-term investments totaled $82.5 million and the company had no debt.

Reflecting Arctic Cat’s ongoing commitment to enhancing shareholder return, the company repurchased 538,198 shares at a cost of $23.4 million in the 2014 fourth quarter. Arctic Cat has $2.1 million remaining under its current share repurchase authorization. The company also paid cash dividends of $0.10 per share in the 2014 fourth quarter.

For the 2014 full-year, Arctic Cat reported net earnings of $39.4 million, or $2.90 per diluted share, on net sales of $730.5 million. Sales in 2014 were up 9 percent with increases in all three business segments; however, earnings were reduced by $0.30 per diluted share, due to an unfavorable Canadian currency impact in the second half of the year. Full-year gross profit margins were lower, primarily as a result of product mix and the unfavorable Canadian currency impact, but within the company’s previously estimated range.

“Higher sales volumes driven by new product introductions, combined with our ongoing focus on operational excellence and cost controls, allowed us to overcome the negative Canadian currency impact and led to another year of solid earnings per share,” said Jordan.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-sides increased 21 percent in the 2014 fourth quarter to $106.0 million, up from $87.6 million in the same period last year. Contributing to sales in the quarter was the new Wildcat Trail sport side-by-side model, as well as the continued success of the Wildcat X, a high-horsepower sport side-by-side model. Full-year ATV/side-by-side sales rose 11 percent to $333.2 million in fiscal 2014, chiefly due to increased Wildcat sales, and accounted for approximately 46 percent of the company’s fiscal 2014 total sales. Arctic Cat remains focused on further increasing its ATV/side-by-side business as a percent of total sales.

Said Jordan: “Our side-by-side business gained further momentum in the 2014 fourth quarter, led by sales of our newest Wildcat model. With the successful launch of our Wildcat Trail, we have entered a new growth segment of the sport side-by-side market. When we combine the Wildcat Trail with our other leading Wildcat models, we believe we have a winning proposition in the sport side-by-side market.”

Arctic Cat began shipping a few Wildcat Trail models in the fiscal 2014 third quarter; however, most orders began to be filled in the fiscal 2014 fourth quarter. This model offers a narrower 50-inch wide, trail-legal platform that allows riders access to authorized ATV trails, making it a versatile option for consumers. In addition to its trail legal capabilities, the Wildcat Trail also offers industry-leading horsepower and suspension, coupled with the lowest price in the 50-plus horsepower segment.

Arctic Cat Reports Fiscal 2014 Fourth Quarter Results – Page 3

“Our 17 percent side-by-side retail sales growth, combined with our 3.5 percent ATV retail sales increase, resulted in North America market share gains in both categories during our fiscal 2014,” said Jordan. “This makes Arctic Cat the only OEM to gain market share in both the North American snowmobile and ATV segments during the fiscal year.”

Snowmobiles – Snowmobile sales in the fiscal 2014 fourth quarter were $6.4 million, as Arctic Cat typically ships few snowmobiles in this period. Full- year snowmobile sales increased 7 percent to $282.4 million compared to $263.7 million for fiscal 2013.

Commented Jordan: “Our 2014 snowmobile line-up included exciting new models and engine choices that were well received by dealers and consumers. During the year, we gained the most market share in the industry, with our retail sales growing more than 19 percent versus 11 percent for the industry. Our significant increase in retail sales lowered dealer inventory by 9 percent, which positions us well for future snowmobile sales.”

Arctic Cat introduced its first designed and built snowmobile engine in model year 2014. Called the 6000 C-TEC2, it became the #1 selling snowmobile in the United States’ 125 horsepower performance segment. This powerful, lightweight and fuel-efficient 2-stroke engine enabled the company to enter the large 600cc snowmobile market segment that accounts for 18 percent of the snowmobile industry.

Added Jordan: “Our strategic co-branding partnership with Yamaha has exceeded our expectations and contributed to increased volume and improved operating profits in fiscal 2014 compared to the prior year. We expect to realize continued benefits from this collaboration in the future.”

Parts, Garments & Accessories –Sales of parts, garments and accessories (PG&A) in the fiscal 2014 fourth quarter totaled $33.1 million, up 7 percent compared to $31.0 million in the prior-year quarter. Contributing to increased PG&A sales in the fourth quarter were sales of snow-related accessories and garments, due to favorable snowmobile riding conditions, and Wildcat-related accessories. Full-year PG&A sales increased 6 percent to $114.9 million compared to $108.1 million for fiscal 2013, primarily driven by improved parts sales.

Arctic Cat Reports Fiscal 2014 Fourth Quarter Results – Page 4

Fiscal 2015 Full-Year Outlook

“We anticipate results in fiscal 2015 to be fueled by our strong pipeline of innovative new products and technologies, further market share gains in the growing side-by-side segment and ongoing leverage in our cost structure. However, our business will face significant headwinds in fiscal 2015. The current weakness of the Canadian dollar will reduce our fiscal 2015 sales and earnings, as approximately 30 percent of our sales are exported to Canada. Even so, we are targeting to deliver the highest sales in the history of Arctic Cat,” said Jordan.

For the fiscal year ending March 31, 2015, Arctic Cat anticipates net sales in the range of $775 million to $786 million, with unfavorable Canadian currency exchange expected to reduce consolidated net sales by approximately $12 million or 1.5 percent. The company estimates that fiscal 2015 earnings per share will be in the range of $2.33 to $2.43 per diluted share, which includes an unfavorable Canadian currency impact of $0.79 per diluted share.

Arctic Cat’s fiscal 2015 outlook includes the following assumptions versus the prior fiscal year: core ATV North America industry retail sales flat to up 2 percent; side-by-side North America industry retail sales up 6 percent to 9 percent; snowmobile North America industry retail sales flat to up 3 percent; achieving slightly higher operating expense levels as a percent of sales primarily due to the Canadian currency hedge benefit received during fiscal year 2014; and increasing cash flow from operations. The company expects gross margins to be down 110 basis points, chiefly due to Canadian currency and, to a lesser extent, product mix and tooling amortization.

“Although we will be challenged this year, given the significant weakness of the Canadian dollar, we remain excited about the underlying strength of our business, product portfolio and future growth prospects, and we remain committed to shareholder value creation,” Jordan said.

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call dial 1-800-762-8779. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through May 22, 2014, by dialing 1-800-406-7325, pass code 4682438#.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Arctic Cat Reports Fiscal 2014 Fourth Quarter Results – Page 5

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2015 outlook, business strategy, benefits of our co-branding partnership with Yamaha and expected product demand. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; unexpected delays in the introduction of new products; changes in the sourcing of engines; interruption of dealer floor plan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2014 Fourth Quarter Results – Page 6

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net Sales
Snowmobile & ATV Units	$112,323	$82,251	$615,608	$563,464
Parts, Garments & Accessories	33,085	30,980	114,883	108,124

Total Net Sales	145,408	113,231	730,491	671,588
Cost of Goods Sold
Snowmobile & ATV Units	104,057	78,558	506,707	450,291
Parts, Garments & Accessories	21,319	21,084	72,705	70,401

Total Cost of Goods Sold	125,376	99,642	579,412	520,692

Gross Profit	20,032	13,589	151,079	150,896
Operating Expenses
Selling & Marketing	9,192	8,536	38,028	37,402
Research & Development	6,707	6,264	23,998	20,693
General & Administrative	6,755	7,620	28,557	32,087

Total Operating Expenses	22,654	22,420	90,583	90,182

Operating Profit (Loss)	(2,622)	(8,831)	60,496	60,714
Other Income(Expense)
Interest Income	8	22	30	49
Interest Expense	14	—	(122)	(84)

Total Other Income(Expense)	22	22	(92)	(35)

Earnings (Loss) Before Income Taxes	(2,600)	(8,809)	60,404	60,679
Income Taxes (Benefits)	(1,051)	(3,734)	21,000	20,934

Net Earnings (Loss)	$(1,549)	$(5,075)	$39,404	$39,745

Net Earnings (Loss) Per Share
Basic	$(0.12)	$(0.38)	$2.97	$3.02

Diluted	$(0.12)	$(0.38)	$2.90	$2.89

Weighted Average Shares Outstanding:
Basic	13,088	13,186	13,275	13,155

Diluted	13,088	13,186	13,598	13,761

	March 31,
Selected Balance Sheet Data:	2014	2013
Cash and Short-term Investments	$82,532	$112,807
Accounts Receivable, net	42,003	30,296
Inventories	140,652	96,389
Total Assets	342,294	306,145
Short-term Bank Borrowings	0	0
Total Current Liabilities	148,541	127,292
Long-term Debt	0	0
Shareholders’ Equity	185,043	174,472

Arctic Cat Reports Fiscal 2014 Fourth Quarter Results – Page 7

	Three Months Ended			Twelve Months Ended
	March 31,			March 31,
Product Line Data:	2014	2013	Change	2014	2013	Change
Snowmobiles	$6,382	$(5,318)	220.0%	$282,442	$263,693	7.1%
All-Terrain Vehicles	105,941	87,569	21.0%	333,166	299,771	11.1%
Parts, Garments & Accessories	33,085	30,980	6.8%	114,883	108,124	6.3%

Total Sales	$145,408	$113,231	28.4%	$730,491	$671,588	8.8%

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